UNITED STATES

               SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C. 20549

                           FORM 12b-25

                   NOTIFICATION OF LATE FILING

                               SEC  FILE  NUMBER:  000-32231*
                               CUSIP NUMBER:  ?


(CHECK ONE):   [   ] Form 10-K,   [   ] Form 20-F,   [   ] Form 11-K,
               [X] Form 10-Q/Form 10-QSB, [   ] Form N-SAR

               For Period Ended:  March 31, 2002

          [   ]  Transition Report on Form 10-K
          [   ]  Transition Report on Form 20-F
          [   ]  Transition Report on Form 11-K
          [   ]  Transition Report on Form 10-Q
          [   ]  Transition Report on Form N-SAR

          For the Transition Period Ended: __________________
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    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE
    COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

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 If the notification relates to a portion of the filing checked above,
     identify the Item(s) to which the notification relates:

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                 PART I - REGISTRANT INFORMATION

                MEDIA AND ENTERTAINMENT.COM, INC.
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                     Full Name of Registrant



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                               N/A
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                    Former Name if Applicable


                500 North Rainbow Road, Suite 300

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    Address of Principal Executive Office (Street and Number)


                     Las Vegas, Nevada 89107
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                    City, State and  Zip Code



               PART II -- RULES 12b-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]       (a)  The reasons described in reasonable detail in Part
          III of this form could not be eliminated without unreasonable effort or expense;

          (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, Form 10-QSB or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c)    The  accountant's  statement  or  other  exhibit
          required  by  Rule  12b-25(c)  has  been  attached   if
          applicable.


                      PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K,  20-
F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.



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     The Registrant is in the process of completing Amendments to prior SEC filings.


                  PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Jon Jannotta                   (702)             221-1935
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      (Name)                      (AreaCode)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
     identify report(s).  [X] Yes   [   ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ]
     Yes    [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                   MEDIA AND ENTERTAINMENT.COM, INC.
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          (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  May 15, 2002
     By: /s/Jon Jannotta
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     Jon Jannotta, Vice President




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